This Agreement made this August 15, 2011 by and between:

Wakabayashi Fund, LLC
Japanese Limited Liability Company,
Address: 4-13-20 Mita Minato-Ku, Tokyo, Japan 108-0073
Hereinafter referred to as “WAKABAYASHI” or “Consultant”

And

NEUROKINE PHARMACEUTICALS, INC.
A Vancouver, BC Corporation, its agents, successors or assigns
Hereinafter referred to as
“NEUROKINE PHARMACEUTICALS, INC. OR “Client”
Address: Suite 2007 - 1177 West Hastings Street, Vancouver, B.C. V6E 2KE
Telephone No: 604.221.0595 Fax No.: 604.225.0588 Mobile: 604.805.773
Email: adoroudian@neurokine.com
Symbol: NEUKF.OB

Whereas Consultant is in the business of providing management consulting services to businesses in an effort to obtain institutional capital from third parties for business use, including equipment leasing, purchase order and/ or contract financing, factoring and financing for land and buildings’ utilizing various financing instruments and whereas Client desires to retain Consultant for the following purposes:

To provide institutional market awareness and public relations services

For and in consideration of mutual benefits, promises, and the cross consideration hereinafter set forth, the adequacy of which is hereby acknowledged, the parties hereto, WAKABAYASHI and NEUROKINE PHARMACEUTICALS, INC. collectively “THE PARTIES”, hereby covenant and agree as follows:

1.	Services

WAKABAYASHI FUND is hereby engaged to provide Public Relations services (non -exclusive) including serving as an investment banking liaison, obtaining write ups about the company and acting as an institutional public relations consultant for a six month period from the date hereof (the “term”).

2.	Compensation

NEUROKINE PHARMACEUTICALS, INC. hereby agrees to pay WAKABAYASHI FUND for the services set forth in Paragraph 1, the following non-refundable retainer items:

A. The issuance of 1,600,000 shares of common stock upfront. Further, shares when issued will have no stop orders, orders to cancel or other legal impediment, and that said shares, when issued, will be validly issued, fully paid and non-assessable. The said shares shall be issued within five days after the date hereof. Such stock cannot be issued pursuant to an S-8 Registration statement. The shares are not in contravention of Section 5 of the Securities Act of 1933 and specifically with sections 5a and 5c there under.

For undertaking this engagement and for other good and valuable consideration, NEUROKINE PHARMACEUTICALS, INC. agrees to issue to the Consultant a “Commencement Retainer” of 1,600,000 shares of NEUROKINE PHARMACEUTICALS, INC.’s Common Stock (“Common Stock”) to be delivered to WAKABAYASHI FUND within five (5) business days of the signing of this Agreement. This Commencement retainer shall be issued to WAKABAYASHI FUND immediately following execution of this Agreement and shall, when issued and delivered to WAKABAYASHI FUND, be fully paid and non- assessable.

NEUROKINE PHARMACEUTICALS, INC. understands and acknowledges that WAKABAYASHI FUND has foregone significant opportunities to accept this engagement and that NEUROKINE PHARMACEUTICALS, INC. derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with WAKABAYASHI FUND. Therefore, the 1,600,000 shares of Common Stock issued as a Commencement Retainer, constitute payment for NEUROKINE PHARMACEUTICALS, INC.’s agreement to consult with WAKABAYASHI FUND and are a nonrefundable, non-apportionable, and non-ratable retainer; such shares of common stock are not a prepayment for future services. If NEUROKINE PHARMACEUTICALS, INC. decides to terminate this Agreement prior to February 13, 2012 for any reason whatsoever, it is agreed and understood that WAKABAYASHI FUND will not be requested or demanded by NEUROKINE PHARMACEUTICALS, INC. to return any of the shares of Common Stock paid to it as retainer hereunder.

Further, if and in the event NEUROKINE PHARMACEUTICALS, INC. is acquired in whole or in part, during the term of this agreement, it is agreed and understood WAKABAYASHI FUND will not be requested or demanded by NEUROKINE PHARMACEUTICALS, INC. to return any of the 1,600,000 shares of Common Stock paid to it hereunder. It is further agreed that if at any time during the term of this agreement, NEUROKINE PHARMACEUTICALS, INC. or substantially all of WAKABAYASHI FUND’s assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes NEUROKINE PHARMACEUTICALS, INC., WAKABAYASHI FUND shall retain and will not be requested by NEUROKINE PHARMACEUTICALS, INC. to return any of the 1,600,000 common shares.

B.        WAKABAYASHI FUND will also incorporate a free look clause whereby NEUROKINE PHARMACEUTICALS, INC. may request to verify our long position in NEUROKINE PHARMACEUTICALS, INC.'s stock as well as incorporate a proprietary restrictive clause which precludes any liquidation of our vested stock until the termination of our contract.

3.	Termination of Agreement

	A.	Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary
	B.	Upon the other party taking the benefit of any insolvency law
	C.	Upon the other party having or applying for a receiver appointed for either party; and/or written notice by one party to the other party

4.	Notices

All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder shall be effective if executed by and/or sent by the attorneys for THE PARTIES giving such notice and, in connection therewith, THE PARTIES and their respective counsel agree in giving such notice such counsel may communicate directly in writing with such party to the extent necessary to give such notice.

5.	Attorney Fees

In the event either party is in default of the terms or conditions of this Consulting Agreement and legal action is initiated or suit be entered as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including reasonable attorney fees, expenses and court costs through trial, appeal and to final disposition.

6.	Time is of the Essence

Time is hereby expressly made of the essence of this Consulting Agreement with respect to the performance by THE PARTIES of their respective obligations hereunder.

7.	Inurement

This Consulting Agreement shall inure to the benefit of and be binding upon THE PARTIES hereto and their respective heirs, executors, administrators, personal representatives, successors, and consultant cannot assign this agreement.

8.	Entire Agreement

This Consulting Agreement contains the entire agreement of THE PARTIES. It is declared by THE PARTIES that there are no other oral or written agreements or understanding between them affecting this Agreement. This Agreement supersedes all previous agreements.

9.	Amendments

This Agreement may be modified or amended provided such modifications or amendments are mutually agreed upon by and between THE PARTIES hereto and that said modifications or amendments are made only by an instrument in writing signed by THE PARTIES.

10.	Waivers

No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

11.	Non-Waiver

The failure of either party, at any time, to require any such performance by any other party shall not be construed as a waiver of such right to require such performance, and shall in no way affect such party’s right to require such performance and shall in no way affect such party’s right subsequently to require a full performance hereunder.

12.	Construction of Agreement

Each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

13.	Non-Circumvention Agreement

NEUROKINE PHARMACEUTICALS, INC. agrees, represents and warrants hereby that it shall not circumvent WAKABAYASHI with respect to any banking or lending institution, investment bank, trust, corporation, individual or investor introduced by WAKABAYASHI to NEUROKINE PHARMACEUTICALS, INC. pursuant to the terms with WAKABAYASHI for the purpose of, without limitation, this Agreement and for a period of twenty four (24) months from the date of execution by THE PARTIES of this Agreement. If NEUROKINE PHARMACEUTICALS, INC. enters into a transaction with a party introduced by consultant, then the fees owed under section 2 shall be due whether or not this Agreement or term has ended.

14.	Applicable Law

THIS AGREEMENT IS EXECUTED PURSUANT TO AND SHALL BE INTERPRETED AND GOVERNED FOR ALL PURPOSES BY THE LAWS OF STATE OF CALIFORNIA FOR WHICH THE COURTS IN SAN DIEGO, CALIFORNIA SHALL HAVE JURISDICTION WITHOUT GIVING EFFECT TO THE CHOICE OR LAWS OR CONFLICT OF LAWS RULES THEREOF OR OF ANY STYLE. The parties agree that mediation shall be used as an initial forum for the good-faith attempt to settle and resolve any issues or disputes that may arise.

15.	Counterparts

This Agreement may be executed in a number of identical counterparts. Each such counterpart is deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

16.	Facsimile

A facsimile copy of this Agreement is acceptable.

17.	Acceptance of Agreement

Unless both parties have signed this Agreement within five (5) business days of the date listed above, this Agreement shall be deemed automatically withdrawn and terminated.

18.	Interstate Commerce

The Consultant shall undertake to comply at all times with Section 17B of the Securities Act of 1933.

IN WITNESS WHEREOF, THE PARTIES have set forth their hands and seal in execution of this Consulting Agreement this August 15, 2011 by and between Wakabayashi Fund LLC and NEUROKINE PHARMACEUTICALS, INC.:

Wakabayashi Fund LLC	NEUROKINE PHARMACEUTICALS, INC.
A Japan Limited Liability Company	A Vancouver, B.C. Corporation

By:	By:
Tadaharu Wakabayashi, Director	Dr. Ahmad Doroudian, Ph.D., President & CEO
Date: August 15, 2011	Date: August 15, 2011

NEUROKINE PHARMACEUTICALS, INC.
A Vancouver, B.C. Corporation

By:
Secondary Corporate Officer
Date: August 15, 2011

PROJECT SCOPE

PROJECT ACTIVITIES

WAKABAYASHI FUND, in providing funding services, shall perform the following project specific functions and merge WAKABAYASHI FUND efforts with NEUROKINE PHARMACEUTICALS, INC. resources, as needed. The emphasis of this funding project shall be personal introductions of NEUROKINE PHARMACEUTICALS, INC. to money managers, private equity fund managers, hedge fund managers, pension fund managers, financial analysts, institutional brokers, venture capitalists, investment bankers, and wholesale/retail market makers. All out-of-pocket costs (i.e., costs for mail campaigns, printing, distributions, etc.) shall be pre-approved and paid for by NEUROKINE PHARMACEUTICALS, INC.

o	Conduct and implement strategic planning analysis that combines NEUROKINE PHARMACEUTICALS, INC. due- diligence and WAKABAYASHI FUND in-house analysis tools to emphasize marketability.

o

Coordinate buy-side and sell-side brokerage research coverage introducing NEUROKINE PHARMACEUTICALS, INC. to these sources and facilitating their institutional research. This provides NEUROKINE PHARMACEUTICALS, INC. and WAKABAYASHI FUND additional analysis reports from funding services.

o	Investment banking introductions.

o	Develop story development project related Executive Summary for mail-out / distribution, which is flexible and updated to the ongoing developments of the NEUROKINE PHARMACEUTICALS, INC.

o	Plan marketing campaign matching NEUROKINE PHARMACEUTICALS, INC. to WAKABAYASHI FUND’S proprietary contact base and other investment prospects / sources anchored by Internet presence

o

Target of one on one institutional investor meetings and conference calls with the most desirable in microcap, small cap and mid cap decision making analysts and portfolio managers of corporate, business and family funds

o	Corporate message refinement that is flexible according to ongoing developments

o	Fact Sheets flexible to ongoing developments

o	PowerPoint / slide presentations

o	Tele-conference call, including scripting, Q&A preparation, and thorough details for successful presentation

o	Honest feedback from all meetings to allow complete knowledge of ongoing relationships and enhancements of messaging

o	Work towards development of Analysts research coverage and comparable inclusion

o	Nurture of current and potential investors

o	Mail processing and request fulfillment

o	Investment Banking introductions

o	Annual Meetings

o	Peer Group / Industry Analysis

o	Perception audits of the investment community

OPTIONAL PROJECT ACTIVITIES

These ancillary projects can be provided at NEUROKINE PHARMACEUTICALS, INC.’s discretion and cost.

o	Conduct road shows, with direct NEUROKINE PHARMACEUTICALS, INC.’s participation, in cities targeted because of NEUROKINE PHARMACEUTICALS, INC.’s institutional investor contact base

o	Design and Coordinate Trade Booths

o	Attend trade shows and conferences

o	Hold press/analysts seminars for institutional investors and investment managers

o	Develop investor relations section on NEUROKINE PHARMACEUTICALS, INC.’s website

o	Develop comprehensive website and e-commerce solutions and/or project related web pages

o

Write media alerts and press releases to continuously generate press relating to NEUROKINE PHARMACEUTICALS, INC. and its stock performance, emphasizing both standard and Internet dissemination (company initiated only)

o	Plan and implement direct mail campaign to WAKABAYASHI FUND’S contact base and NEUROKINE PHARMACEUTICALS, INC.’s related contacts with follow-up telephone sales contact

o	Annual Reports: assisting in the writing as well as assisting and directing to the designers, graphic artists and printers for the complete management of the publication

Please let this serve as detailed information for wire transfer payments to Wakabayashi Fund LLC.

Bank Name: Bank of Tokyo – Mitsubishi UFJ Ltd.
Account Number: 0077306
Bank Code / Name: 043 / Tamachi
Account Name: Wakabayashi Fund LLC
Swift Code: BOTKJPJT
Branch Name: Tamachi Branch 043
MUFJ Address: 2-7-1 Marunouchi, Chiyoda-ku Tokyo Japan
Bank Representative: Ryota Ishida
Bank Telephone: 03-3454-0460